EXHIBIT 99.3

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP MEASURE RECONCILIATION — OPERATING INCOME (GAAP MEASURE) TO GROSS MARGIN (NON-GAAP MEASURE)
(in thousands)

	THREE MONTHS ENDED		Pretax	After Tax
	MARCH 31,		Increase	Increase
	2005	2004	(Decrease)	(Decrease)
RECONCILIATION OF REGULATED ELECTRICITY SEGMENT GROSS MARGIN
Operating Income (closest GAAP measure)	$85,256	$84,198	$1,058	$643
Plus:
Operations and maintenance	156,496	137,386	19,110	11,613
Real estate segment operations	56,476	47,690	8,786	5,339
Depreciation and amortization	94,231	101,616	(7,385)	(4,488)
Taxes other than income taxes	35,190	30,330	4,860	2,953
Other expenses	8,374	8,750	(376)	(228)
Marketing and trading segment purchased power and fuel	100,641	67,764	32,877	19,979
Less:
Real estate segment revenues	72,056	51,593	20,463	12,435
Other revenues	10,135	10,905	(770)	(468)
Marketing and trading segment revenues	116,866	88,383	28,483	17,309

Regulated electricity segment gross margin	$337,607	$326,853	$10,754	$6,535

RECONCILIATION OF MARKETING AND TRADING SEGMENT GROSS MARGIN
Operating Income (closest GAAP measure)	$85,256	$84,198	$1,058	$643
Plus:
Operations and maintenance	156,496	137,386	19,110	11,613
Real estate segment operations	56,476	47,690	8,786	5,339
Depreciation and amortization	94,231	101,616	(7,385)	(4,488)
Taxes other than income taxes	35,190	30,330	4,860	2,953
Other expenses	8,374	8,750	(376)	(228)
Regulated electricity segment purchased power and fuel	78,423	88,611	(10,188)	(6,191)
Less:
Real estate segment revenues	72,056	51,593	20,463	12,435
Other revenues	10,135	10,905	(770)	(468)
Regulated electricity segment revenues	416,030	415,464	566	344

Marketing and trading segment gross margin	$16,225	$20,619	$(4,394)	$(2,670)